Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of R.R. Donnelley & Sons Company on this Form S-8 of our report dated February 18, 2004 related to the consolidated financial statements of R. R. Donnelley & Sons Company as of and for the year ended December 31, 2003 (which expressed an unqualified opinion and included an explanatory paragraph as to: (i) the Company’s changes in the composition of its reportable segments in 2002 and 2003; (ii) the Company’s change in its accounting for goodwill and intangible assets in 2002; and (iii) our audit of the transitional adjustments related to these changes reflected in the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chicago, Illinois

March 3, 2004